Calculation of Filing Fee Tables
Form S-8
(Form Type)

Octave Intelligence plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	B Ordinary Shares, par value $0.01 per share, issuable under the Octave Intelligence plc Long-Term Incentive Plan (2)	Rule 457(c) and 457(h)	16,106,267	15.63	251,740,953.21	0.0001381	34,765.43
Equity	B Ordinary Shares, par value $0.01 per share, issuable pursuant to replacement awards under the Octave Intelligence plc Long-Term Incentive Plan (3)	Rule 457(c) and 457(h)	2,201,893	15.63	34,415,587.59	0.0001381	4,752.79
Equity	B Ordinary Shares, par value $0.01 per share, issuable under the Octave Intelligence plc Employee Share Purchase Plan (4)	Rule 457(c) and 457(h)	2,684,377	15.63	41,956,812.51	0.0001381	5,794.24
	Total Offering Amounts				328,113,353.31		45,312.46
	Total Fees Previously Paid						0.00
	Total Fee Offsets						0.00
	Net Fee Due						45,312.46

Notes
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional B Ordinary Shares of the Registrant that become issuable under the Octave Intelligence plc Long-Term Incentive Plan (the “2026 Plan”) or the Octave Intelligence plc Employee Share Purchase Plan (the “ESPP”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration.

(2)	Represents B Ordinary Shares reserved for issuance pursuant to awards expected to be granted under the 2026 Plan.
(3)	Represents B Ordinary Shares reserved for issuance pursuant to replacement awards expected to be granted under the 2026 Plan in connection with the conversion of Hexagon AB equity awards.
(4)	Represents B Ordinary Shares reserved for issuance under the ESPP.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s B Ordinary Shares as reported on the Nasdaq Stock Market on July 23, 2026 (rounded to the nearest cent).